EXHIBIT 10.2
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      SETTLEMENT AGREEMENT BY AND AMONG ARVIDA/JMB PARTNERS, L.P.

      AND LAKES OF THE MEADOW VILLAGE HOMES CONDOMINIUM NO. EIGHT

   MAINTENANCE ASSOCIATION, INC. ON BEHALF OF ITSELF AND ITS MEMBERS






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                           TABLE OF CONTENTS
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                                                                Page
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RECITALS    . . . . . . . . . . . . . . . . . . . . . . . . . .    1

AGREEMENT   . . . . . . . . . . . . . . . . . . . . . . . . . .    2

1.    Incorporation of Recitals . . . . . . . . . . . . . . . .    2

2.    Definitions . . . . . . . . . . . . . . . . . . . . . . .    2
      2.1  "Affiliate". . . . . . . . . . . . . . . . . . . . .    2
      2.2  "Association". . . . . . . . . . . . . . . . . . . .    2
      2.3  "Association Parties". . . . . . . . . . . . . . . .    2
      2.4  "Claims" . . . . . . . . . . . . . . . . . . . . . .    2
      2.5  "Closing Date" . . . . . . . . . . . . . . . . . . .    3
      2.6  "Condominium Unit" . . . . . . . . . . . . . . . . .    4
      2.7  "Court". . . . . . . . . . . . . . . . . . . . . . .    4
      2.8  "Deficiency Notices" . . . . . . . . . . . . . . . .    4
      2.9  "Disney" . . . . . . . . . . . . . . . . . . . . . .    4
      2.10 "Disney Indemnity Units" . . . . . . . . . . . . . .    4
      2.11 "Effective Final Judgment Date". . . . . . . . . . .    4
      2.12 "Final Judgment" . . . . . . . . . . . . . . . . . .    4
      2.13 "Indemnification Agreement". . . . . . . . . . . . .    5
      2.14 "Lawsuit". . . . . . . . . . . . . . . . . . . . . .    5
      2.15 "Mutual General Release" . . . . . . . . . . . . . .    5
      2.16 "Notice of Settlement" . . . . . . . . . . . . . . .    5
      2.17 "Party" and "Parties". . . . . . . . . . . . . . . .    5
      2.18 "Person" . . . . . . . . . . . . . . . . . . . . . .    5
      2.19 "Related Agreement". . . . . . . . . . . . . . . . .    5
      2.20 "Related Party". . . . . . . . . . . . . . . . . . .    5
      2.21 "Released Claim" . . . . . . . . . . . . . . . . . .    5
      2.22 "Settlement" . . . . . . . . . . . . . . . . . . . .    5
      2.23 "Settlement Amount". . . . . . . . . . . . . . . . .    5
      2.24 "Settlement Requirements". . . . . . . . . . . . . .    6
      2.25 "Subrogation Claim". . . . . . . . . . . . . . . . .    6
      2.26 "Village Homes". . . . . . . . . . . . . . . . . . .    6

3.    Actions to be Taken Prior to the Effective Final
      Judgment Date . . . . . . . . . . . . . . . . . . . . . .    6
      3.1  Exchange of Documents Upon Execution of
           This Settlement Agreement. . . . . . . . . . . . . .    6
      3.2  Procedures for Entry of Final Judgment . . . . . . .    7

4.    Actions to be Taken Following the Effective Final
      Judgment Date . . . . . . . . . . . . . . . . . . . . . .    7
      4.1  List of Owners . . . . . . . . . . . . . . . . . . .    7
      4.2  Execution and Exchange of Mutual General Release
           and Owner Releases; Certificate of Insurance . . . .    7
      4.3  Delivery of Indemnification Agreement
           and Certificate of Insurance . . . . . . . . . . . .    7
      4.4  Notice of Settlement . . . . . . . . . . . . . . . .    7
      4.5  Payment by Arvida/JMB. . . . . . . . . . . . . . . .    8

5.    Cooperation to Effect Settlement. . . . . . . . . . . . .    8

6.    Claims Against The Walt Disney Company and
      its Affiliates. . . . . . . . . . . . . . . . . . . . . .    8

7.    Disclosure of Settlement. . . . . . . . . . . . . . . . .    8

8.    Meeting on Closing Date . . . . . . . . . . . . . . . . .    8
      8.1  Arvida/JMB Obligations on Closing Date . . . . . . .    8
      8.2  Obligations of The Association Parties
           on Closing Date. . . . . . . . . . . . . . . . . . .    9



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                                                                Page
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9.    Association Parties' and their Counsel's
      Representations, Warranties and Covenants . . . . . . . .   11
      9.1  Corporate Standing . . . . . . . . . . . . . . . . .   11
      9.2  Authority and Enforceability . . . . . . . . . . . .   11
      9.3  No Other Claims. . . . . . . . . . . . . . . . . . .   11
      9.4  Subrogation. . . . . . . . . . . . . . . . . . . . .   11
      9.5  Remediation Schedule . . . . . . . . . . . . . . . .   11
      9.6  Insurance. . . . . . . . . . . . . . . . . . . . . .   11
      9.7  Bankruptcy of the Association. . . . . . . . . . . .   11
      9.8  Accuracy of List of Owners . . . . . . . . . . . . .   11

10.   Joint Representation, Warranty and Covenant
      of the Association Parties and their Counsel
      Regarding Attorneys' and Experts' Fees and Expenses . . .   12

11.   Arvida/JMB's Representations, Warranties and Covenants. .   12
      11.1 Partnership Standing . . . . . . . . . . . . . . . .   12
      11.2 Authority and Enforceability . . . . . . . . . . . .   12
      11.3 No Other Claims. . . . . . . . . . . . . . . . . . .   12
      11.4 Bankruptcy . . . . . . . . . . . . . . . . . . . . .   12
      11.5 Financial Ability to Pay Settlement Amount . . . . .   12
      11.6 Certain Fees and Expenses. . . . . . . . . . . . . .   12

12.   Accuracy and Survival of Representations, Warranties
      and Covenants . . . . . . . . . . . . . . . . . . . . . .   13

13.   Governing Laws. . . . . . . . . . . . . . . . . . . . . .   13

14.   Time of Essence . . . . . . . . . . . . . . . . . . . . .   13

15.   Assignment of Settlement Agreement and
      Related Agreements. . . . . . . . . . . . . . . . . . . .   13

16.   Termination . . . . . . . . . . . . . . . . . . . . . . .   13

17.   No Admission of Liability . . . . . . . . . . . . . . . .   14

18.   Use of the Settlement Agreement . . . . . . . . . . . . .   14

19.   Drafting of Agreements. . . . . . . . . . . . . . . . . .   14

20    Entire Agreement. . . . . . . . . . . . . . . . . . . . .   14

21.   Independent Judgment. . . . . . . . . . . . . . . . . . .   14

22.   Binding Agreement . . . . . . . . . . . . . . . . . . . .   14

23.   Headings. . . . . . . . . . . . . . . . . . . . . . . . .   14

24.   Notices . . . . . . . . . . . . . . . . . . . . . . . . .   14

25.   Counterparts. . . . . . . . . . . . . . . . . . . . . . .   15

26.   Further Assurances. . . . . . . . . . . . . . . . . . . .   15

27.   Waiver. . . . . . . . . . . . . . . . . . . . . . . . . .   15

28.   Prevailing Party Attorneys' Fees and Costs. . . . . . . .   15

29.   Limitation of Liability . . . . . . . . . . . . . . . . .   16

30.   Survivability . . . . . . . . . . . . . . . . . . . . . .   16

31.   Provisions Severable. . . . . . . . . . . . . . . . . . .   16

32.   Certain Rules of Construction . . . . . . . . . . . . . .   16


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                               EXHIBITS
                               --------


1.   Disney Indemnity Units

2.   Copy of a Deficiency Notice

3.   Form of Final Judgment

4.   Form of Indemnification Agreement

5.   Form of Mutual General Release

6.   Form of Notice of Settlement

7.   Legal Description of "Village Homes" in Miami-Dade County, Florida

8.   Wire Transfer Instructions



















































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     THIS SETTLEMENT AGREEMENT (including all Exhibits hereto, the
"Settlement Agreement") is entered into as of March 9, 2004, by and among LAKES OF THE MEADOW VILLAGE HOMES CONDOMINIUM NO. EIGHT MAINTENANCE ASSOCIATION, INC., a Florida corporation not for profit (the "Association"), on behalf of itself and, to the fullest extent permitted by applicable law, on behalf of its members (collectively, the "Association Parties"), and ARVIDA/JMB PARTNERS, L.P., a Delaware limited partnership ("Arvida/JMB") (together, the Association Parties and Arvida/JMB are referred to herein collectively as the "Parties" or individually as a "Party"), and is binding upon the Parties upon execution.


                               RECITALS

     WHEREAS, the Association and certain other condominium associations have filed an Amended Complaint in the Lawsuit on behalf of themselves and their respective members pursuant to Fla. R. Civ. P. 1.221 and Fla. Stat. 718.111(3) against Arvida/JMB and Disney alleging damages as a result of certain alleged construction defects in the Village Homes; and

     WHEREAS, the Association and Arvida/JMB entered into a General
Release executed as of April 19, 2001 that, among other things, released Arvida/JMB from any claims arising out of or in any way connected with: (i) the development, installation, improvement, construction, maintenance, repair, operation, or use of any buildings, structures, landscaping improvements or real property owned or used by the Association (including but not limited to claims for damages and injuries arising from defects in construction or material whether observable, unobservable, known or unknown, latent or patent); and (ii) latent design and construction defects, including but not limited to roof truss systems, reinforcement in the concrete block walls, fire separation walls and all alleged design and/or construction defects and deficiencies alleged in certain 1996 and 1999 expert reports; and

     WHEREAS, the Parties do not intend to do anything herein that would supersede, rescind or adversely affect the foregoing General Release; and

     WHEREAS, Arvida/JMB has denied and continues to deny any liability to the Association Parties and the other condominium associations and their members and, further, has represented that Arvida/JMB has made and will continue to pursue Claims against Disney and one or more of its Affiliates with respect to the Association Parties' Condominium Units in the Village Homes for which construction was commenced before September 10, 1987 and that were sold on or after that date; and

     WHEREAS, Arvida/JMB and the Association Parties now wish to settle and release their differences and Claims against each other on the terms and conditions set forth herein without any Party admitting or denying liability of or to the other; and

     WHEREAS, the Parties do not intend to do anything herein that would jeopardize Arvida/JMB's rights to indemnity, contribution or other causes of action with respect to Disney and/or its Affiliates.

















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                               AGREEMENT

     NOW, THEREFORE, in consideration of the premises and the mutual covenants and agreements contained here, the Parties agree as follows:

     1. INCORPORATION OF RECITALS. The foregoing recitals are true and correct and made part of this Settlement Agreement.

     2. DEFINITIONS. For purposes of this Settlement Agreement, the following terms have the meanings specified or referred to in this paragraph 2:

           2.1.  "AFFILIATE".  "Affiliate" of a specified Person means
     (i) a past, present or future director, trustee, officer, employee, member, partner, shareholder or subsidiary of the specified
     Person; (ii) a Person that (either directly or indirectly, through one or more intermediaries) controls, is under common control with or is controlled by, the specified Person; (iii) any Person that, directly or indirectly, has a substantial beneficial interest in the specified Person or in which the specified Person has a substantial beneficial interest; (iv) any Person that is a past, present or future director, trustee, officer, employee, member, partner, shareholder, beneficiary or subsidiary of any of the foregoing; (v) any insurer of the specified Person; and/or (vi) any relative or spouse of the specified Person. For the purposes of this definition and the definition of "Related Party," "control" of a specified Person (including the correlative terms "controlled by" and "under common control with") means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of the specified Person, whether through ownership of voting securities, the ability to appoint one or more of an entity's trustees, directors or persons in a similar capacity, by contract or otherwise. Notwithstanding anything to the contrary contained herein or in any Related Agreement, Disney and its Affiliates shall not be deemed to be "Affiliates" of Arvida/JMB and its Affiliates, and vice versa.

           2.2 "ASSOCIATION" "Association" has the meaning ascribed to that term in the introduction to this Settlement Agreement.

           2.3 "ASSOCIATION PARTIES." "Association Parties" has the meaning ascribed to that term in the introduction to this Settlement Agreement.

           2.4 "CLAIMS". "Claims" means (a) all manner of action and actions, cause and causes of action, (b) claims, liabilities or obligations of every kind and nature, in law or equity, by statute or otherwise, suits, debts, dues, sums of money, accounts, indemnities, guaranties, warranties, reckonings, bonds, bills, covenants, contracts, controversies, agreements, promises and variances, and (c) damages (including, without limitation, damages to wood accessories, trimmings and treatments, porches, columns, railings, stairs, fascia boards, trusses, walls, tiles, carpets, lamps, personal belongings, roofs and other areas of the Condominium Units included in the Association's condominium), judgments, executions, losses, costs or expenses of every kind and nature (including, without limitation, costs to remediate, replace or complete, storage and handling expenses, alternative living expenses, expenses for loss of use or enjoyment or for inconvenience, loss of value and loss of financing or refinancing opportunity), compensation and rights of subrogation, contribution, indemnification or reimbursement, now accrued or hereafter to accrue (whether known or unknown, anticipated or unanticipated, suspected or unsuspected, direct, indirect, consequential, fixed, vested or contingent, asserted or unasserted), which a Person had, now has, or may in the future have arising out of or relating to the following: (i) any of the subject matters of the Lawsuit (including, without limitation, the design and/or construction of the Condominium Units in the Village Homes, including


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     latent defects or other damage of every kind and nature to such
     Condominium Units arising out of the actions or omissions of Arvida/JMB, its Affiliates or any architects, engineers or subcontractors engaged at any time by or on behalf of Arvida/JMB or any of its Affiliates); (ii) any order or action of the Miami-Dade County, Florida Unsafe Structures Board and/or any authority with jurisdiction to review orders or actions of that Board with respect to any of the Association Parties' property or the Village Homes, or any order or action of any other governing body with jurisdiction over such property or the Village Homes, whether any such order or action has already been issued or taken or occurs in the future;
     (iii) any remediation, alteration or construction-related or design related activities undertaken in regard to the Condominium Units in the Village Homes, whether undertaken by or on behalf of Arvida/JMB, any of its Affiliates, any architects, engineers or subcontractors engaged at any time by or on behalf of Arvida/JMB or any of its Affiliates, or by any of the Association Parties or any other Person, and whether already undertaken or occurring in the future; (iv) the failure of any Association Parties or any other condominium association or condominium owners in the Village Homes to undertaken appropriate and/or timely remediation or alterations to cure all construction and design defects of every kind and nature (including, without limitation, latent defects) of, and all other damage to, their Condominium Units in the Village Homes; or (v) the past, present or future governance, operation, maintenance or administration of the Association, any other Village Homes condominium association, or any of their respective affairs or property, including, without limitation, the application of the settlement payment made by Arvida/JMB pursuant to this Settlement Agreement; provided, however, that the Claims of a Party do not include the obligations and duties of any other Party under this Settlement Agreement, the Mutual General Release or any other Related Agreement. Without limiting the generality of the foregoing, the "Claims" of a Person include claims or demands for consequential damages, special damages, punitive damages, prejudgment interest, attorneys' fees and expenses, experts' fees and expenses, consulting fees and expenses, any loss, cost, expense, fine or other obligation assessed or imposed against any of the Association Parties pursuant to an order of any governmental authority with jurisdiction over their property or the Village Homes, or arising out of the actions or failure to act by any of the Association Parties, or any other Village Homes condominium association or condominium owner or any other Person, with respect to an order of any governmental authority pertaining to their property or the Village Homes (including, without limitation, any action or failure to act in response to the Deficiency Notices concerning any Condominium Units in the Village Homes). Further, and without limiting the generality of the foregoing, (x) the Association Parties acknowledge and agree that the Claims of the Association Parties and their Related Parties include any and all claims, demands, causes of action, damages and other rights or remedies that any of them has asserted or could have asserted against Arvida/JMB or any of its Affiliates in the Lawsuit (including, without limitation, that Arvida/JMB or any of its Affiliates is a "successor developer" to Disney or any of its Affiliates); and (y) Arvida/JMB acknowledges and agrees that the Claims of Arvida/JMB and its Affiliates include any and all claims, demands, causes of action, damages and other rights or remedies that Arvida/JMB or any of its Affiliates has asserted or could have asserted against any of the Association Parties or any of their Related Parties in the Lawsuit.

           2.5 "CLOSING DATE". "Closing Date" means the fourth business day after the Effective Final Judgment Date or such other date as Arvida/JMB and counsel for the Association Parties may mutually agree.





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           2.6   "CONDOMINIUM UNIT".  "Condominium Unit" means the
     portions of the Village Homes that are subject to individual ownership, whether or not contiguous, and all improvements thereon and all easements and rights appurtenant thereto intended for use in connection with the Condominium Unit, including all interests of the owner in the common elements appurtenant to the owner's Condominium Unit. "Condominium Unit" has the same meaning that the term "Condominium Parcel" has in the Florida Condominium Act, Fla. Stat. Ch. 718.

           2.7 "COURT". "Court" means the Circuit Court of the 11th Judicial Circuit in and for Miami-Dade County, Florida with jurisdiction over the parties to the Lawsuit.

           2.8 "DEFICIENCY NOTICES". "Deficiency Notices" means the notices issued to the owners of Condominium Units in the Village Homes on or about May 29, 2002, by the Miami-Dade County, Florida Unsafe Structures Board informing them that certain structural defects appeared in the common elements of their Condominium Units and that these defects had to be remediated or the units would be ordered demolished. A copy of a Deficiency Notice is attached as
     Exhibit 2.

           2.9 "DISNEY". "Disney" means either or both of Walt Disney World Company, Walt Disney World Company d/b/a ARDC Corporation and The Walt Disney Company (n/k/a Disney Enterprises, Inc.).

           2.10 "DISNEY INDEMNITY UNITS". "Disney Indemnity Units" means those Condominium Units that were designed and built in whole or in part by one or more of the Affiliates of Disney and that were originally sold by Arvida/JMB after September 9, 1987. The Disney Indemnity Units are identified in Exhibit 1.

           2.11 "EFFECTIVE FINAL JUDGMENT DATE". "Effective Final Judgment Date" means the first business day after all of the following conditions or events have been met or have occurred:

                 2.11.1 The Final Judgment has been entered by the Court in the Lawsuit and not subsequently modified or vacated;

                 2.11.2 The time has expired in which to seek review by appeal of the Final Judgment without any review or appeal having been taken therefrom pursuant to Fla. R. App. P. 9.100 or otherwise; or, if review or appeal is taken, then such review or appeal shall have been finally determined (subject to no right to further review or appeal) by the highest court before which the review or appeal is sought and allowed, and the review or appeal shall have been resolved in such manner as to permit the consummation of the Settlement to be effected by this Settlement Agreement in accordance with all of its terms and provisions without modification in any material respect unless approved by the Parties; and

                 2.11.3 The Settlement Requirements have been met.

           2.12 "FINAL JUDGMENT". "Final Judgment" means the Court's final, appealable order in the Lawsuit, substantially in the form of
     Exhibit 3, acceptable to each of Arvida/JMB's counsel and counsel for the Association Parties and that:

                 2.12.1 Dismisses in its entirety and with prejudice the Claims all Association Parties against Arvida/JMB and its Affiliates, without costs to or against any other Party except as otherwise provided herein; and

                 2.12.2 Determines the Final Judgment to be a final order.



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           2.13  "INDEMNIFICATION AGREEMENT."  "Indemnification Agreement"
     means the agreement for the indemnification of Arvida/JMB and its Affiliates by the Association Parties to be executed and delivered in accordance with paragraph 4.3 on the Closing Date and substantially in the form of Exhibit 4.

           2.14 "LAWSUIT" "Lawsuit means that certain lawsuit styled LAKES OF THE MEADOW VILLAGE HOMES CONDOMINIUM NOS. ONE, TWO, THREE, FOUR, FIVE, SIX, SEVEN, EIGHT AND NINE MAINTENANCE ASSOCIATION, INC., including all members thereof, Plaintiffs vs. ARVIDA/JMB PARTNERS, L.P., a Delaware limited partnership, and WALT DISNEY WORLD COMPANY, a Delaware corporation, Defendants, CASE NO. 95-23003-CA-08, pending in the Circuit Court of the 11th Judicial Circuit in and for Miami Dade County, Florida, referred to in the Recitals of this Settlement Agreement and which is currently prosecuted against Arvida/JMB and Disney.

           2.15 "MUTUAL GENERAL RELEASE". "Mutual General Release" means the release of Claims to be executed and delivered in accordance with paragraph 4.2 on the Closing Date and substantially in the form of
     Exhibit 5.

           2.16 "NOTICE OF SETTLEMENT". "Notice of Settlement" means a notice of the terms of the Settlement in recordable form, to be executed and delivered by the Association on the Closing Date and substantially in the form of Exhibit 6.

           2.17 "PARTY" and "PARTIES". "Party" or "Parties" has the meaning ascribed to that term in the introduction to this Settlement Agreement.

           2.18 "PERSON". "Person" means any natural person, any legal entity such as a corporation, association, partnership, trust or any other type of legal entity, a governmental office or agency or a division, department, board, bureau, or other sub-part of a governmental office or agency.

           2.19 "RELATED AGREEMENT". "Related Agreement" means any agreement or instrument executed in connection with this Settlement Agreement, including, without limitation, the Mutual General Release, the Indemnification Agreement, the Notice of Settlement and the Final Judgment.

           2.20 "RELATED PARTY". "Related Party" of an Association Party means (i) a past or present director, officer, employee or member of the Association; (ii) a predecessor-in-interest or predecessor-in title (in the case of an Association Party who is an owner of a Condominium Unit in the Association's condominium); (iii) a Person which (either directly or indirectly, through one or more intermediaries) controls, is under common control with or is controlled by, the Association Party; (iv) any insurer of the Association Party; or (v) any relative or spouse of the Association Party. Notwithstanding anything to the contrary contained herein or in any Related Agreement, Disney and its Affiliates shall not be deemed to be "Related Parties" of any Association Party.

           2.21 "RELEASED CLAIM". "Released Claim" means a Claim to be released pursuant to the Mutual General Release.

           2.22 "SETTLEMENT". "Settlement" means the transactions and resulting legal positions and rights to be effectuated by virtue of this Settlement Agreement and the Related Agreements.

           2.23 "SETTLEMENT AMOUNT". "Settlement Amount" means the amount to be paid by Arvida/JMB under paragraph 4.5 (i.e., $1,385,000).




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           2.24  "SETTLEMENT REQUIREMENTS".  "Settlement Requirements"
     means all the following conditions and events:

                 2.24.1 All Parties and their counsel have executed this Settlement Agreement;

                 2.24.2 The Court has entered the Final Judgment, not subsequently modified or vacated; and

                 2.24.3 This Settlement Agreement has not been terminated in accordance with paragraph 16.

           2.25 "SUBROGATION CLAIM". "Subrogation Claim" has the meaning ascribed to that term in paragraph 9.4

           2.26 "VILLAGE HOMES". "Village Homes" means the four-plex condominium buildings and the Condominium Units therein, the legal descriptions of which are contained in Exhibit 7.

     3.    ACTIONS TO BE TAKEN PRIOR TO THE EFFECTIVE FINAL JUDGMENT DATE.

           3.1   EXCHANGE OF DOCUMENTS UPON EXECUTION OF THIS SETTLEMENT
     AGREEMENT.

                 3.1.1 Simultaneously with its execution and delivery of this Settlement Agreement, Arvida/JMB shall deliver to the Association (i) copies of the Certificate of Limited Partnership and the Partnership Agreement of Arvida/JMB, certified as true and correct and in full force and effect (without modification, amendment or supplement) as of the date of this Settlement Agreement by an officer of the general partner of Arvida/JMB, (ii) corporate resolutions of the general partner of Arvida/JMB, certified as true and correct and in full force and effect (without modification, amendment or supplement) as of the date of this Settlement Agreement by the secretary or assistant secretary of the general partner of Arvida/JMB, specifically approving and authorizing the execution, delivery and performance by Arvida/JMB of this Settlement Agreement, (iii) a certificate of incumbency as of the date of this Settlement Agreement from the secretary or assistant secretary of the general partner of Arvida/JMB for the officer of such general partner executing this Settlement Agreement on behalf of Arvida/JMB, and (iv) Certificates of Good Standing or Authority to Transact Business for Arvida/JMB from the Secretary of State of each of the States of Delaware and Florida.

                 3.1.2 Simultaneously with its execution and delivery of this Settlement Agreement, the Association shall deliver to Arvida/JMB (i) copies of its Articles of Incorporation and By laws and the Declaration of Condominium for the Association's condominium, each certified as true and correct and in full force and effect (without modification, amendment or supplement) as of the date of this Settlement Agreement by the corporate secretary of the Association, (ii) corporate resolutions of the Association, certified as true and correct and in full force and effect (without modification, amendment or supplement) as of the date of this Settlement Agreement by the corporate secretary of the Association, specifically approving and authorizing the execution, delivery and performance by the Association, on behalf of itself and its members, of this Settlement Agreement, (iii) a certificate of incumbency as of the date of this Settlement Agreement from the corporate secretary of the Association for the officer executing this Settlement Agreement on behalf of the Association, and (iv) a Certificate of Good Standing or Authority to Transact Business for the Association from the Secretary of State of the State of Florida.

           3.2 PROCEDURES FOR ENTRY OF FINAL JUDGMENT. The Parties agree that they will use reasonable efforts to obtain entry by the Court of the Final Judgment as soon as practicable after the execution of this Settlement Agreement by the Parties and their counsel and will defend the Settlement in the event that any Association Party or any other Person contests the terms of the Settlement. To that end, counsel for the Association Parties will draft any motions, memoranda or briefs necessary to obtain approval of the Final Judgment before the Court and any appellate courts, as the case made be; provided, however, that counsel for Arvida/JMB shall have the right to review and comment on any motions, memoranda or briefs prior to their filing, and counsel for the Association Parties shall make reasonable efforts to address or incorporate comments made by counsel for Arvida/JMB. The Association Parties will pay for any expense (such as expert witness fees) that is reasonably necessary in order to obtain approval of the Final Judgment by the Court and any appellate courts. In addition, counsel for Arvida/JMB may, at Arvida/JMB's expense, file with the Court and any appellate court such motions, memoranda, briefs and other documents in support of final approval of the Settlement as Arvida/JMB deems appropriate.

     4.    ACTIONS TO BE TAKEN FOLLOWING THE EFFECTIVE FINAL JUDGMENT
DATE.

           4.1 LIST OF OWNERS. On or as soon as practicable (but in no event later than eight (8) days) after the Closing Date, the Association shall provide to Arvida/JMB a list of the names and addresses of all Persons owning legal title to the Condominium Units listed on Exhibit 1 as of the Closing Date, such list to be certified to be true and correct by the corporate secretary of the Association. By way of example, for any Condominium Unit in which legal title is held in joint tenancy, the name and address of each joint tenant shall be included in the list of owners provided by the Association, and such list shall be certified as true and correct by the corporate secretary of the Association.

           4.2 EXECUTION AND EXCHANGE OF MUTUAL GENERAL RELEASE AND OWNER RELEASES; CERTIFICATE OF INSURANCE. In accordance with paragraph 8, on the Closing Date, the Association, on behalf of itself, its members and their respective Related Parties, and Arvida/JMB, on behalf of itself and its Affiliates, will execute and deliver to each other the Mutual General Release substantially in the form of Exhibit 5.

           4.3 DELIVERY OF INDEMNIFICATION AGREEMENT; CERTIFICATE OF INSURANCE. In accordance with paragraph 8, on the Closing Date and simultaneously with the exchange of the Mutual General Release, the Association, on behalf of itself and its members, and Arvida/JMB will execute and deliver to each other the Indemnification Agreement substantially in the form of Exhibit 4. In addition, the Association will deliver to Arvida/JMB a certificate of insurance evidencing the comprehensive general liability insurance coverage referred to in paragraph 9.6.

           4.4 NOTICE OF SETTLEMENT. In accordance with paragraph 8, on the Closing Date, the Association will execute and deliver to Arvida/JMB such number of originals of the Notice of Settlement substantially in the form of Exhibit 6 as Arvida/JMB may reasonably request. Arvida/JMB may cause the Notice of Settlement to be recorded as to any or all of the Association Parties (and any of their successors-in-interest or successors in title) and their property in the public records of Miami-Dade County, Florida. Arvida/JMB will bear all such recording fees. The Association Parties and their counsel will cooperate fully with Arvida/JMB in recording such document.

           4.5 PAYMENT BY ARVIDA/JMB. In accordance with paragraph 8, on the Closing Date, Arvida/JMB will pay to the Association for the benefit of its members the sum of one million three hundred eighty five thousand dollars ($1,385,000) (the "Settlement Amount") by wire transfer in accordance with the instructions set forth in Exhibit 8. The Settlement Amount shall be paid solely to the Association and shall be used to effect a remediation of the Condominium Units within
     the Association's condominium.    Arvida/JMB shall have no duty to
     the Association, any other Association Parties or any other Person to ensure or oversee the application of the Settlement Amount after it is paid to the Association.

     5. COOPERATION TO EFFECT SETTLEMENT. The Association and Arvida/JMB agree to cooperate at their own expense, and to cause their respective counsel to cooperate, after the date hereof in order to effect the transactions contemplated by this Settlement Agreement. In addition, after the Closing Date upon Arvida/JMB's reasonable request the Association Parties agree to make available to Arvida/JMB and/or its designees the Disney Indemnity Units for inspection upon reasonable prior notice in connection with the prosecution of Arvida/JMB's Claims or any other rights or remedies against Disney and/or any of its Affiliates.

     6. CLAIMS AGAINST DISNEY AND ITS AFFILIATES. To the extent that the Parties have Claims, causes of action or any other rights or remedies against Disney or any of its Affiliates, it is the Parties' intent that nothing in this Settlement Agreement, the Mutual General Release or any other Related Agreement shall release, alter, hinder, abrogate or otherwise adversely affect (and each Party hereby reserves) the rights to pursue such Claims, causes of action and any other rights or remedies (including without limitation any causes of action for indemnification or contribution) against Disney or any of its Affiliates.

     7. DISCLOSURE OF SETTLEMENT. Until the Closing Date, the Parties will not discuss or disseminate any information regarding this Settlement Agreement or the transactions contemplated by this Settlement Agreement to any members of the media or the press. Counsel for the Association Parties may, however, discuss this Settlement Agreement prior to the Closing Date with the Association Parties and in either settlement discussions or mediation with Disney and/or any of its Affiliates. Arvida/JMB may disclose prior to the Closing Date such terms and conditions of this Settlement Agreement as it determines may be required by applicable laws, rules and regulations or by its partnership agreement or other legal instruments by which it is bound and in either settlement discussions or mediation with Disney and/or any of its Affiliates.

     8. MEETING ON CLOSING DATE. The Parties and their counsel will meet on the Closing Date at Rumberger, Kirk & Caldwell, PA's offices in Miami, Florida to deliver or exchange all the following:

           8.1 ARVIDA/JMB OBLIGATIONS ON CLOSING DATE. Subject to the satisfaction or occurrence (or waiver by Arvida/JMB) of all Settlement Requirements and the performance or fulfillment of all covenants and agreements specified by this Settlement Agreement to be undertaken by the Association Parties on or before the Closing Date, including without limitation the deliveries to be made by the Association Parties pursuant to paragraph 8.2, on the Closing Date Arvida/JMB will:

                 8.1.1 Pay to the Association, for the benefit of its members, the Settlement Amount in immediately available funds via wire transfer in accordance with the instructions on
           Exhibit 8.

                 8.1.2 Deliver to the Association a counterpart original executed by Arvida/JMB of the Mutual General Release to be exchanged in accordance with paragraph 4.2

                 8.1.3 Deliver to the Association a counterpart original executed by Arvida/JMB of the Indemnification Agreement to be exchanged in accordance with paragraph 4.3.

                 8.1.4 Deliver to the Association written opinions of counsel for Arvida/JMB to the effect that each of this Settlement Agreement, the Mutual General Release and the Indemnification Agreement has been duly authorized and validly executed by Arvida/JMB.

                 8.1.5 Deliver to the Association (i) a facsimile or telegram of Good Standing or Authority to Transact Business for Arvida/JMB dated as of the Closing Date from the Secretary of State of each of the States of Delaware and Florida; (ii) either (x) copies of the Certificate of Limited Partnership and the Partnership Agreement of Arvida/JMB, certified as true and correct and in full force and effect (without modification, amendment or supplement) as of the Closing Date by an officer of the general partner of Arvida/JMB or (y) if there has been no change since copies of those documents were certified and delivered to the Association pursuant to paragraph 3.1.1, a certificate of an officer of the general partner of Arvida/JMB certifying that the copies of the Certificate of Limited Partnership and the Partnership Agreement of Arvida/JMB delivered pursuant to paragraph 3.1.1 remain true and correct and in full force and effect (without modification, amendment or supplement) as of the Closing Date; (iii) copies of corporate resolutions of the general partner of Arvida/JMB, certified as true and correct and in full force and effect (without modification, amendment or supplement) as of the Closing Date by the secretary or assistant secretary of the general partner of Arvida/JMB, approving and authorizing the execution, delivery and performance of this Settlement Agreement and each Related Agreement to be executed and delivered by Arvida/JMB; and (iv) a certificate of incumbency as of the Closing Date from the secretary or assistant secretary of the general partner of Arvida/JMB for the officers of such general partner who are executing any of the Related Agreements.

           8.2 OBLIGATIONS OF THE ASSOCIATION PARTIES ON CLOSING DATE. Subject to the satisfaction or occurrence (or waiver by Arvida/JMB)
     of all Settlement Requirements and the performance or fulfillment of all covenants and agreements specified by this Settlement Agreement to be undertaken by the Arvida/JMB on or before the Closing Date, including without limitation the payment and deliveries to be made by Arvida/JMB pursuant to paragraph 8.1, on the Closing Date the Association Parties will:

                 8.2.1 Deliver to the Arvida/JMB a counterpart original executed by the Association, on behalf of itself and its members, of the Mutual General Release to be exchanged in accordance with paragraph 4.2.

                 8.2.2 Deliver to Arvida/JMB a counterpart original executed by the Association, on behalf of itself and its members, of the Indemnification Agreement to be exchanged in accordance with paragraph 4.3.

                 8.2.3 Deliver to Arvida/JMB originals executed by the Association of the Notice of Settlement to be delivered in accordance with paragraph 4.4.

                 8.2.4 Either (i) deliver to Arvida/JMB a written list of the names and addresses of all Persons owning legal title to each Condominium Unit listed on Exhibit 1 as of the Closing Date and certified by the corporate secretary of the Association in accordance with paragraph 4.1, or (ii) advise Arvida/JMB in writing on the Closing Date of the date (not later than eight (8) days after the Closing Date) on which such list will be provided to Arvida/JMB.

                 8.2.5 Deliver to Arvida/JMB written opinions of counsel for the Association Parties to the effect that each of this Settlement Agreement, the Mutual General Release and the Indemnification Agreement has been duly authorized and validly executed by the Association, on behalf of itself and its members.

                 8.2.6 Deliver to Arvida/JMB a certificate of insurance for the Association evidencing the comprehensive general liability insurance coverage referred to in paragraph 9.6, in accordance with paragraph 4.3.

                 8.2.7 Deliver to Arvida/JMB such certificates and other documents (including, without limitation, (i) either (x) copies of the Declaration of Condominium for the Association's condominium and the Articles of Incorporation and By-laws for the Association, each certified as true and correct and in full force and effect (without modification, amendment or supplement) as of the Closing Date by the corporate secretary of the Association or (y) if there has been no change since the copies of those documents were certified and delivered to Arvida/JMB pursuant to paragraph 3.1.2, a certificate of the corporate secretary of the Association certifying that the copies of the Declaration of Condominium, Articles of Incorporation and By-laws delivered pursuant to paragraph 3.1.2 remain true and correct and in full force and effect (without modification, amendment or supplement) as of the Closing Date;
           (ii) a facsimile or telegram of Good Standing or Authority to Transact Business for the Association dated as of the Closing Date from the Secretary of State of the State of Florida; (iii) copies of the corporate resolutions of the Association, certified as true and correct and in full force and effect (without modification, amendment or supplement) as of the Closing Date by the corporate secretary of the Association, specifically approving and authorizing the execution, delivery and performance by the Association, on behalf of itself and its members, of this Settlement Agreement and each Related Agreement to which the Association is a party; (iv) a certificate of incumbency as of the Closing Date from the corporate secretary of the Association for the officers of the Association who are executing any of the Related Agreements; and (v) copies of minutes of meetings for the Association's board of directors and/or members, certified by the corporate secretary of the Association as true and correct and in full force and effect (without modification, amendment or supplement)) as Arvida/JMB may reasonably request to demonstrate that the Association is duly organized and in good standing under the laws of the State of Florida, that the Association has authorized and approved the Settlement Agreement and each Related Agreement to which it is a party and that the Association and its members have otherwise taken all action required to be performed by it or them under the Settlement Agreement or any Related Agreement on or before the Closing Date.

     9.    ASSOCIATION PARTIES' REPRESENTATIONS, WARRANTIES AND COVENANTS.

The Association Parties represent and warrant or covenant, as the case may be, to Arvida/JMB as follows:

           9.1 CORPORATE STANDING. The Association is a duly organized, validly existing corporation not for profit, organized and in good standing under the laws of the State of Florida.

           9.2 AUTHORITY AND ENFORCEABILITY. The Association has all requisite right, power and authority under its organizational documents and applicable laws to execute and deliver, on behalf of itself and its members, this Settlement Agreement, the Mutual General Release and the Indemnification Agreement and to consummate the transactions contemplated hereby and thereby, and each of this Settlement Agreement, the Mutual General Release and the Indemnification Agreement, when executed and delivered by the Association, will constitute the legal, valid and binding obligation of the Association Parties, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally and to limitations on the availability of equitable remedies.

           9.3 NO OTHER CLAIMS. Except for the obligations and undertakings of Arvida/JMB set forth in this Settlement Agreement and the Related Agreements, none of the Association Parties has any Claim against Arvida/JMB or any of its Affiliates that will not be released pursuant to the terms of the Mutual General Release.

           9.4 SUBROGATION. None of the Association Parties or any of their Related Parties has previously made a claim against any insurance company for any of their Claims against Arvida/JMB or any of its Affiliates, nor is any Association Party aware of any circumstances that would give rise to any insurance company having cause to make a subrogation claim (a "Subrogation Claim") against Arvida/JMB or any of its Affiliates in connection with any of the matters contemplated by this Settlement Agreement (or, if any such claim has been made against an insurance company, the Association Parties will cause such insurance company to waive any and all Claims, including, without limitation, all Subrogation Claims, against Arvida/JMB and its Affiliates, prior to the Closing Date).

           9.5 REMEDIATION SCHEDULE. The Association will contract for, undertake and complete all necessary remediation of the Condominium Units and other property included in the Association's condominium in a timely manner under the circumstances; provided, however, that Arvida/JMB shall have no duty to any Person to enforce the provisions of this paragraph 9.5

           9.6 INSURANCE. The Association will maintain comprehensive general liability insurance, naming Arvida/JMB as an additional insured, for a period of at least twenty (20) months from the Closing Date with liability coverage limits of at least $1 million per occurrence and $2 million in the aggregate. The Association Parties will provide to Arvida/JMB on the Closing Date a certificate of insurance for the Association that demonstrates such comprehensive general liability insurance coverage. In no event shall Arvida/JMB have any duty to any Person to enforce the provisions of this paragraph 9.6.

           9.7 BANKRUPTCY OF THE ASSOCIATION. The Association is not contemplating seeking protection from creditors under the United States Bankruptcy Code or taking advantage of insolvency or other laws affecting the rights of creditors generally.

           9.8 ACCURACY OF LIST OF OWNERS. The list of owners of the Condominium Units listed on Exhibit 1 provided to Arvida/JMB in accordance with paragraph 4.1 is true and correct as of the Closing Date.

     10. JOINT REPRESENTATION, WARRANTY AND COVENANT OF THE ASSOCIATION PARTIES AND THEIR COUNSEL REGARDING ATTORNEYS' AND EXPERTS' FEES AND EXPENSES. The Association Parties and their counsel represent, warrant and covenant to Arvida/JMB and its Affiliates that Arvida/JMB and its Affiliates do not owe to the Association Parties or their counsel any attorneys', experts' or consultants' fees or expenses that are not included in the Settlement Amount, and neither the Association Parties nor their counsel will seek in the future any such fees or expenses in connection with the Lawsuit from Arvida/JMB or its Affiliates.

     11.   ARVIDA/JMB REPRESENTATIONS, WARRANTIES AND COVENANTS.
Arvida/JMB represents, warrants or covenants, as the case may be, to the Association Parties as follows:

           11.1 PARTNERSHIP STANDING. Arvida/JMB is a duly organized, validly existing limited partnership organized under the laws of the State of Delaware and authorized to do business in the State of Florida.

           11.2 AUTHORITY AND ENFORCEABILITY. Arvida/JMB has all requisite right, power and authority under its organizational documents and applicable laws to execute and deliver this Settlement Agreement, the Mutual General Release and the Indemnification Agreement and to consummate the transactions contemplated hereby and thereby by and through its general partner, Arvida/JMB Managers, Inc., and each of this Settlement Agreement, the Mutual General Release and the Indemnification Agreement, when executed and delivered by Arvida/JMB, will constitute the legal, valid and binding obligation of Arvida/JMB, enforceable in accordance with its terms, subject to bankruptcy, insolvency and similar laws affecting creditors' rights generally and to limitations on the availability of equitable remedies.

           11.3 NO OTHER CLAIMS. Except for the obligations and undertakings of Association Parties set forth in this Settlement Agreement and the Related Agreements, Arvida/JMB does not have any Claim against any Association Parties that will not be released pursuant to the terms of the Mutual General Release.

           11.4 BANKRUPTCY OF ARVIDA/JMB. Arvida/JMB is not contemplating seeking protection from creditors under the United States Bankruptcy Code or taking advantage of insolvency or other laws affecting the rights of creditors generally.

           11.5 FINANCIAL ABILITY TO PAY SETTLEMENT AMOUNT. Arvida/JMB has available funds to pay the Settlement Amount as contemplated herein.

           11.6 CERTAIN FEES AND EXPENSES. Arvida/JMB has paid, or has or will cause to be paid, without setoff or deduction against the Settlement Amount, all fees and expenses incurred through the date of this Settlement Agreement for services requested by Arvida/JMB from any expediter, architect, engineer, contractor or consultant that were rendered for, or could be used to benefit, the Association Parties or their Condominium Units, including, without limitation, the services of DePaula and Associates, Inc., Deserata Building Corp. and Desimone Consulting Engineers, PLLC. Arvida/JMB will not request any such services be performed after the date of this Settlement Agreement unless Arvida/JMB pays for such services (or causes them to be paid) without setoff or deduction from the Settlement Amount.

     12. ACCURACY AND SURVIVAL OF REPRESENTATIONS, WARRANTIES AND COVENANTS. The Association Parties represent and warrant to Arvida/JMB that each of their representations and warranties contained in paragraph 9 is true and correct in all material respects on the date hereof and will be true and correct in all material respects on the Closing Date. It shall be a condition precedent to Arvida/JMB's performance of its obligations under paragraph 8.1 that each of the representations and warranties of the Association Parties contained in paragraph 9 is true and correct in all material respects on the Closing Date. Arvida/JMB represents and warrants to the Association Parties that each of its representations and warranties contained in paragraph 11 is true and correct in all material respects on the date hereof and will be true and correct in all material respects on the Closing Date. It shall be a condition precedent to the Association Parties' performance of their obligations under paragraph 8.2 that each of the representations and warranties of Arvida/JMB contained in paragraph 11 is true and correct in all material respects on the Closing Date. Each of the representations, warranties and covenants contained in this Settlement Agreement shall survive the closing of the transactions contemplated by this Settlement Agreement.

     13. GOVERNING LAWS. This Settlement Agreement shall be governed by and be construed in accordance with the internal laws of the State of Florida.

     14. TIME OF ESSENCE. Time is of the essence in this Settlement Agreement and all of its terms and conditions.

     15. ASSIGNMENT OF SETTLEMENT AGREEMENT AND RELATED AGREEMENTS. Arvida/JMB's rights and obligations under this Settlement Agreement and each Related Agreement may be assigned or delegated to another Person, but such assignment or delegation shall not relieve Arvida/JMB of its obligations under this Settlement Agreement and the Related Agreements, except as provided in the following sentence. Arvida/JMB's rights and obligations under this Settlement Agreement and each Related Agreement shall be automatically assigned or delegated to any Person who acquires all or substantially all of the assets and liabilities of Arvida/JMB (whether by merger, by contract or otherwise), and thereafter Arvida/JMB shall have no obligations under this Settlement Agreement or any Related Agreement. The Association may not assign or delegate any rights or obligations (whether on behalf of itself or any of its members) under this Settlement Agreement or any Related Agreement without the prior written consent of Arvida/JMB, and any purported assignment or delegation of any such rights or obligations without the prior written consent of Arvida/JMB shall be null and void and of no force or effect.

     16. TERMINATION. This Settlement Agreement may be terminated prior to the Court's entry of the Final Judgment upon written notice: (a) by the Association, on behalf of itself and the other Association Parties, or by Arvida/JMB if the other party has committed a material breach of this Settlement Agreement, and such breach remains uncured for ten (10) business days after written notice to such party; (b) by the Association, on behalf of itself and the other Association Parties, or by Arvida/JMB, if the Court, through an order, ruling or otherwise, effects a material change in the terms and provisions of this Settlement Agreement or any Related Agreement; (c) by Arvida/JMB, in its sole and absolute discretion, if the owners of more than three (3) Condominium Units listed on Exhibit 1 file timely and effective exclusions from the Settlement and the Court determines that such owners are excluded from the Settlement; or (d) by the Association, on behalf of itself and the other Association Parties, or by Arvida/JMB at any time after May 1, 2004, if the Court has not entered the Final Judgment on or before such date. Upon any such termination, this Settlement Agreement shall be void and have no further force or effect, the Parties shall immediately return to their respective positions prior to the execution by the Parties of this Settlement Agreement, and thereafter this Settlement Agreement shall have no effect on their respective various rights, Claims and defenses.

     17. NO ADMISSION OF LIABILITY. Except in connection with an action or proceeding to enforce or give effect to the terms and provisions hereof or any Related Agreement, neither this Settlement Agreement, any document referred to herein, any document prepared in connection herewith, nor any action taken to effect the Settlement is, or may be construed as, or may be used as or offered as, evidence of, or an admission or concession by or against any Party, its Related Parties or Affiliates on any point of fact or law raised in the Lawsuit or otherwise, or of any alleged error, fault, wrongdoing or liability whatsoever.

     18. USE OF THE SETTLEMENT AGREEMENT. Notwithstanding any other provision hereof, Arvida/JMB may file this Settlement Agreement, the Mutual General Release and/or any other Related Agreement (including the Final Judgment) in (i) any action that may be brought against it or any of its Affiliates that asserts any of the Released Claims in order to support a defense or claim based on principles of res judicata, collateral estoppel, accord and satisfaction, release, good faith settlement, judgment bar or reduction or any other theory of claim preclusion or issues preclusion or similar defense, (ii) any action that may be brought by it or its Affiliates to assert a claim or right hereunder or thereunder, or (iii) any action involving Disney or any of its Affiliates.

     19. DRAFTING OF AGREEMENTS. This Settlement Agreement and each Related Agreement were drafted by the Parties and their counsel with each having an equal right to review, comment and draft specific provisions. Accordingly, in the event of any dispute or suit related to the interpretation of this Settlement Agreement, any Related Agreement or any of their respective terms, no provision hereof or thereof will be construed against any Party as the draftsman of such agreement.

     20. ENTIRE AGREEMENT. This Settlement Agreement, along with the Related Agreements and any other instruments or documents contemplated hereby or thereby, constitutes the entire agreement of the Parties with respect to the Settlement, and supersedes all of their prior agreements and understandings in respect of the Settlement, but shall not supersede, rescind or adversely affect any other settlement or release of claims previously entered into by the Parties. This Settlement Agreement may not be modified or amended except by an instrument in writing signed by the Association, on behalf of itself and its members, and Arvida/JMB.

     21.   INDEPENDENT JUDGMENT.  The Parties have executed this
Settlement Agreement upon their independent judgment and upon the advice of their counsel without any warranties and representations, express or implied, of any kind or nature from each other except as otherwise specially set forth in this Settlement Agreement. The Parties acknowledge that this Settlement Agreement and each Related Agreement, as well as the transactions contemplated hereby and thereby, were negotiated at arms' length with each Party having its own counsel and exercising its individual and independent judgment.

     22. BINDING AGREEMENT. This Settlement Agreement shall be binding upon and inure to the benefit of the Parties hereto, their successors and permitted assigns.

     23. HEADINGS. All headings used in this Settlement Agreement are for convenience and reference purposes only and shall not be considered as part of this Settlement Agreement, nor shall they be deemed to limit or otherwise affect any of the terms or provisions hereof.

     24. NOTICES. All notices and other communications hereunder shall be in writing and shall be deemed to have been given (a) when delivered in person, or (b) when a facsimile is sent by telecopier (with receipt confirmed), or (c) when sent by first class certified or registered mail, postage prepaid, return receipt requested, or (d) on receipt after being sent by overnight delivery; provided that in each case they are addressed as follows:




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


           IF TO ARVIDA/JMB:      Arvida/JMB Partners, L.P.
                                  900 N. Michigan Avenue
                                  Suite 1400
                                  Chicago, IL 60611
                                  Facsimile:  (312) 915-1023
                                  Attention:  Gary Nickele

           with a copy to:        John Bond Atkinson, Esq.
                                  Rumberger, Kirk & Caldwell,
                                  Professional Association
                                  Brickell Bayview Center
                                  Suite 3000
                                  80 Southwest 8th Street
                                  Miami, FL 33130-3047
                                  Facsimile:  (305) 371-7580

                                  Hugh J. Totten, Esq.
                                  Perkins Coie LLC
                                  224 South Michigan Avenue
                                  13th Floor
                                  Chicago, IL 60604
                                  Facsimile: (312) 341-1689


           IF TO ANY              Ms. Nancy England
           ASSOCIATION PARTY:     Board Member
                                  Lakes of the Meadow Village Homes
                                     Condominium No. Eight Maintenance
                                     Association, Inc.
                                  15060 S.W. 49th Lane
                                  Unit A
                                  Miami, FL 33185

           with a copy to:        Jared Gelles, Esq.
                                  Rafferty, Hart, Stolzenberg, Gelles
                                  & Tenenholtz, P.A.
                                  1401 Brickell Avenue
                                  Suite 825
                                  Miami, FL 33131
                                  Facsimile: (305) 373-2735

     Any Person may change its address for sending notices by providing written notice of such change in accordance with this paragraph.

     25. COUNTERPARTS. This Settlement Agreement may be executed in counterparts and shall constitute an agreement binding on all the Parties hereto notwithstanding that all Parties are not signatories to the original or the same counterpart. Facsimile signature pages may be transmitted by telecopier, and when received shall have the same force and effect as if executed as an original.

     26. FURTHER ASSURANCES. Each Party agrees to execute and deliver to the other Party such further agreements, instruments or other documents and to do such other acts or things, in each case as the other Party may reasonably request, in order to permit the recordation of the Notice of Settlement in the public records of Miami-Dade County, Florida or to carry out the purposes or intentions of this Settlement Agreement or any Related Agreement.

     27. WAIVER. The waiver by one Party of any breach of this Settlement Agreement by the other Party shall not be deemed a waiver of any prior or subsequent breach of this Settlement Agreement.

     28. PREVAILING PARTY ATTORNEYS' FEES AND COSTS. In the event any legal action or proceeding is undertaken to interpret any of the terms of this Settlement Agreement or any Related Agreement or as a result of an alleged breach of this Settlement Agreement or any Related Agreement, the



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


prevailing Party shall be entitled to recover all reasonable costs and expenses of such proceeding or action, including reasonable attorneys' fees and expenses.

     29. LIMITATION OF LIABILITY. Notwithstanding anything to the contrary in this Settlement Agreement or any Related Agreement, no present or future constituent partner (except for the present general partner) in or agent of Arvida/JMB nor any Affiliate or agent of any corporation, trust or other entity that is or becomes a constituent partner in Arvida/JMB, shall be personally liable, directly or indirectly, under or in connection with this Settlement Agreement, or any agreement, instrument, certificate or other document securing or otherwise executed in connection with this Settlement Agreement (including any Related Agreement), or any amendments or modifications to any of the foregoing made at any time or times; and the Association Parties and each of their respect successors and permitted assigns does hereby waive any such personal liability. For purposes of this Settlement Agreement, and any such agreements, instruments, certificates and other documents, and any such amendments or modifications, neither the negative capital account of any constituent partner in Arvida/JMB, nor any obligation of any constituent partner in Arvida/JMB to restore a negative capital account or to contribute capital to Arvida/JMB or to any other constituent partner in Arvida/JMB (other than the present general partner) shall at any time be deemed to be the property or an asset of Arvida/JMB or any such other constituent partner (and neither the Association Parties nor any of their respect successors or permitted assigns shall have any right to collect, enforce or proceed against or with respect to any such negative capital account or partner's obligation to
restore or contribute).   As used in this paragraph, a "constituent
partner" in Arvida/JMB shall mean any direct partner in Arvida/JMB (other than the present general partner) and any Person that is a partner or member in any partnership or limited liability company that directly or indirectly through one or more other partnerships or limited liability companies is a partner in Arvida/JMB.

     30. SURVIVABILITY. The rights and obligations of the Parties in this Settlement Agreement and each Related Agreement shall survive the Effective Final Judgment Date and the Closing Date.

     31. PROVISIONS SEVERABLE. The terms and provisions of this Settlement Agreement are severable. In the event that any term or provision of this Settlement Agreement is determined by an appropriate judicial authority to be illegal, invalid or otherwise unenforceable, such term or provision shall be given its nearest legal meaning or be construed as deleted, as such authority determines, and the remainder of this Settlement Agreement shall be construed to be in full force and effect.

     32. CERTAIN RULES OF CONSTRUCTION. Unless the context otherwise indicates, the following rules shall apply in construing the provisions of this Settlement Agreement:

           (i) Terms that connote or imply gender shall be construed to apply to all genders.

           (ii) References to paragraphs or Exhibits refer to the numbered paragraphs of, or the Exhibits attached to, this Settlement Agreement, and a reference to a numbered paragraph herein includes all sub-parts of such paragraph (e.g., a reference to paragraph 8 includes paragraphs 8.1 and 8.2 and their sub-parts).

           (iii) Terms such as "herein," "hereof," "hereto," "hereunder" and words of similar import refer to this Settlement Agreement.

           (iv) The term "including" connotes "including without limitation."


                      [SIGNATURE PAGES TO FOLLOW]

     IN WITNESS WHEREOF, the undersigned have executed this Settlement Agreement effective the date first written above.


                                  ASSOCIATION PARTIES:

                                  LAKES OF THE MEADOW VILLAGE HOMES
                                  CONDOMINIUM NO. EIGHT MAINTENANCE
                                  ASSOCIATION, INC., a Florida not for
                                  profit corporation, on its behalf and,
                                  to the fullest extent permitted by
                                  applicable law, on behalf of its
                                  members

Witness:  /s/ Keith Stolzenberg
          ---------------------   By:    /s/ Nancy England
          Keith Stolzenberg              ------------------------------
          ---------------------
          Print Name              Name:  Nancy England
                                         ------------------------------

                                  Title: Secretary/Treasurer
                                         ------------------------------



                                  COUNSEL FOR THE ASSOCIATION PARTIES:

                                  Reviewed and discussed with the
                                  Association prior to its execution of
                                  this Settlement Agreement

                                  RAFFERTY, HART, STOLZENBERG, GELLES &
                                  TENENHOLTZ, P.A.

                                  By:    /s/ Jared Gelles
                                         ------------------------------

                                  Name:  Jared Gelles, Esq.

                                  Its:   Partner


                                  Execution by Counsel for the
                                  Association Parties also evidences its
                                  acceptance of the terms and provisions
                                  of paragraph 10 in this Settlement
                                  Agreement.

                                  ARVIDA/JMB:

                                  ARVIDA/JMB PARTNERS, L.P.,
                                  a Delaware limited partnership,
                                  d/b/a Arvida/JMB Partners, Ltd.

                                  By:    ARVIDA/JMB MANAGERS, INC.,
                                         a Delaware corporation
                                         General Partner

                                  By:    /s/ Gary Nickele
                                         ------------------------------

                                  Name:  Gary Nickele
                                  Its:   President




                                  COUNSEL FOR ARVIDA/JMB:

                                  Reviewed and discussed with the
                                  Arvida/JMB prior to its execution
                                  of this Settlement Agreement


                                  RUMBERGER, KIRK & CALDWELL,
                                  Professional Association

                                  By:    /s/ John Bond Atkinson
                                         ------------------------------

                                  Name:  John Bond Atkinson
                                  Its:   Authorized Representative




                                  PERKINS COIE LLC


                                  By:    /s/ Hugh J. Totten
                                         ------------------------------

                                  Name:  Hugh J. Totten
                                  Its:   Authorized Representative
























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